Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2007, relating to the financial statements and financial statement schedule of Kilroy Realty Corporation, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Kilroy Realty Corporation for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

June 29, 2007